Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of IceCure Medical Ltd. (the "Company") pertaining to the Company’s 2006 Employee Share Option Plan of our report dated May 24, 2021 (except for motions described in Note 17.B and 17.C and the effect of the reverse stock split described in Note 17.D, as to which the date is August 9, 2021), with respect to the consolidated financial statements for the year ended December 31, 2020 of the Company included in the Registration Statement on Form F-1, filed with the Securities and Exchange Commission.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.,
Certified Public Accountants
A firm in the Deloitte Global Network

Tel Aviv, Israel

February 10, 2022